 (m)(1)(i)

AMENDED SCHEDULE a

with respect to the

Distribution Plan

for

ING VARIABLE INSURANCE TRUST

Portfolio	Maximum Distribution Fee (as a percentage of average daily net assets)
ING GET U.S. Core Portfolio – Series 6	0.25%
ING GET U.S. Core Portfolio – Series 7	0.25%
ING GET U.S. Core Portfolio – Series 8	0.25%
ING GET U.S. Core Portfolio – Series 9	0.25%
ING GET U.S. Core Portfolio – Series 10	0.25%
ING GET U.S. Core Portfolio – Series 11	0.25%
ING GET U.S. Core Portfolio – Series 12	0.25%
ING GET U.S. Core Portfolio – Series 13	0.25%
ING GET U.S. Core Portfolio – Series 14	0.25%

Last updated on: November 17, 2011